interCLICK Shareholders Overwhelmingly Approve Reverse Split
Stock Expected to Begin Trading Next Week on Post Split 1-for-2 Basis

NEW YORK – October 23, 2009 – interCLICK, Inc. (OTC.BB: ICLK), the leading ad network in data and inventory transparency, announced today the results of its 2009 Annual Meeting, including approval from over 95% of voting shareholders for management to complete a reverse stock split in order to satisfy NASDAQ’s $4.00 minimum price criterion.  The Company expects to complete a 1-for-2 reverse split and begin trading on the OTCBB under a yet-to-be assigned interim ticker symbol in the next few business days, at which time the Company will have approximately 20,668,000 shares outstanding.

Shareholders also elected all five members to the Company’s Board of Directors, including co-Chairmen Michael Brauser and Barry Honig, Chief Executive Officer Michael Mathews, President Michael Katz, and Brett Cravatt.

Other items that were approved included the adoption of, and all amendments to, the 2007 Equity Incentive Plan and 2007 Incentive Stock and Award Plan, as well as the ratification of the appointment of J.H. Cohn LLP as the Company’s independent registered public accounting firm for 2009.

About interCLICK
interCLICK, Inc. operates the interCLICK Network, an online advertising platform that combines advanced behavioral targeting with complete data and inventory transparency, allowing advertisers to identify and track their desired audience on an unprecedented level. interCLICK offers advanced proprietary demographic, behavioral, contextual, geographic and retargeting technologies across a network of name brand publishers to ensure the right message is delivered to a precise audience in a brand friendly environment. For more information about the interCLICK Network, visit http://www.interclick.com.

Contact:
interCLICK, Inc.
Roger Clark, CFO
646-395-1776

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NEW YORK              CHICAGO            LOS ANGELES             SAN FRANCISCO             WEST PALM BEACH

contact us. Phone: 646.722.6260 Fax: 646.304.6875 email: info@interclick.com or visit us online at www.interclick.com